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Exhibit 10.25

CONFORMED COPY

April 30, 2003

BLUEWATER FINANCE LIMITED
as Lender

and
BLUEWATER HOLDING B.V.
as Borrower

AMENDED AND RESTATED
INTERCOMPANY LOAN AGREEMENT

MILBANK, TWEED, HADLEY & MCCLOY

TABLE OF CONTENTS

		Page
1	INTERPRETATION.	3
2	THE ADVANCES.	4
3	INTEREST AND FEES.	4
4	MATURITY, PREPAYMENT AND REPAYMENT.	4
5	PAYMENTS.	5
6	EVENTS OF DEFAULT.	5
7	AMENDMENT, MODIFICATION OR WAIVER.	5
8	EXERCISE OF RIGHTS.	6
9	NOTICES.	6
10	COUNTERPARTS.	6
11	ASSIGNMENT.	6
12	SUBORDINATION.	6
13	GOVERNING LAW.	6
14	WAIVER OF JURY TRIAL.	6

        THIS AMENDED AND RESTATED INTERCOMPANY LOAN AGREEMENT ("Agreement") is made on April 30, 2003 between the following parties:

(1)
BLUEWATER FINANCE LIMITED, an exempt company incorporated under the laws of the Cayman Islands, whose registered office is at Ugland House, PO Box 309, South Church Street, George Town, Grand Cayman, Cayman Islands (the "Lender"); and

(2)
BLUEWATER HOLDING B.V., a company with limited liability incorporated under the laws of the Netherlands whose registered office is at Marsstraat 33, 2132 HR Hoofddorp, the Netherlands (the "Borrower").

WHEREAS:

        The Lender issued $260,000,000 10 1/4% Senior Notes due 2012 under the Indenture (guaranteed by the Guarantors on a senior subordinated basis) (the "Original Notes") on February 22, 2002;

        The Lender made the Initial Advance from the gross cash proceeds of the issuance of the Original Notes hereunder;

        The Lender has issued $75,000,000 10 1/4% Senior Notes due 2012 as Additional Notes under the Indenture (guaranteed by the Guarantors on a senior subordinated basis) (the "New Notes" and collectively with the Original Notes, the "Notes") on the date hereof;

        The Borrower has requested the Lender to make the Additional Advance from the gross cash proceeds of the issuance of the New Notes and the Lender has agreed to make such Additional Advance upon the terms and conditions in this Agreement; and

        Pursuant to Section 7 of the Original Agreement, the Borrower and the Lender desire to amend and restate this Agreement in connection with the Additional Advance as set forth below.

NOW THEREFORE IT IS AGREED as follows:

1      INTERPRETATION.

1.1
Definitions.    In this Agreement, terms defined in the Indenture shall have the same meaning when used in this Agreement, unless otherwise defined herein, and the following terms shall have the meanings given to them in this Clause 1.1.

  "Additional Advance" means the advance in the amount of the gross cash proceeds received by the Lender from the issuance of the New Notes made or to be made pursuant to the terms hereof or the principal amount thereof outstanding from time to time.

  "Advances" means the Initial Advance and the Additional Advance.

  "Agreement" has the meaning assigned such term in the preamble hereto.

  "Borrower" has the meaning assigned such term in the preamble hereto.

  "Business Day" means any day other than Saturday, Sunday and other days on which banks are authorized or required by law to be closed for business in The City of New York, the City of London or any other city where a payment is to be made on the Notes.

  "Guarantors" means Aurelia Energy N.V., a company organized under the laws of the Netherlands Antilles, whose registered office is at Landhuis joonch, Kaya Richard J. Beaujon, Willemstad, Curacao, the Netherlands Antilles, each of its subsidiaries that have guaranteed the notes on a senior subordinated basis and each other party that in the future becomes a Guarantor in accordance with the terms of the Indenture.

  "Indenture" means the Indenture for the Notes, dated as of February 22, 2002 among the Lender, the Guarantors and the other parties signatory thereto, as amended from time to time.

  "Initial Advance" means the advance in the amount of the gross cash proceeds received by the Lender from the issuance of the Original Notes made pursuant hereto or the principal amount thereof outstanding from time to time.

  "Lender" has the meaning assigned such term in the preamble hereto.

  "Notes" has the meaning assigned such term in the preamble hereto.

  "Original Notes" has the meaning assigned such term in the preamble hereto.

1.2
Interpretation.    "$" and "dollars" denote the lawful currency of the United States.

2      THE ADVANCES.

  Subject to the terms of this Agreement, (a) on February 22, 2002 the Lender made the Initial Advance to the Borrower and (b) on April 30, 2003 the Lender shall make the Additional Advance to the Borrower. The Advances shall be transferred to such account as the Borrower may designate to the Lender for this purpose.

3      INTEREST AND FEES.

3.1
The Advances shall bear interest at the rate of 10 1/4% per annum on the principal amount of the Notes (computed on the basis of a 360 day year comprised of twelve 30 day months) and will be payable semi-annually in arrears two Business Days prior to February 15 and August 15 of each year (each an "Interest Payment Date"), commencing (a) with respect to the Initial Advance, on August 15, 2002 and (b) with respect to the Additional Advance, on August 15, 2003. Interest on the Initial Advance shall accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of original issuance, and Interest on the Additional Advance shall accrue from the most recent Interest Payment Date to which interest has been paid, or, if no interest has been paid, from February 15, 2003.

3.2
Notwithstanding Section 3.1 above, in the event that Additional Interest or Additional Amounts or any other amounts become due on the Notes or in connection with the Notes, the Borrower shall be liable for interest on the Advances in an amount equal to such amounts due on the Notes, and such interest shall be paid two Business Days prior to the next succeeding Interest Payment Date after becoming due.

3.3
All such interest shall be transferred in same day funds to such account or accounts with such person or persons as the Lender may designate to the Borrower for this purpose.

4      MATURITY, PREPAYMENT AND REPAYMENT.

4.1
Maturity.    The Borrower will repay the Advances in an amount equal to the principal amount outstanding on the Notes together with accrued and unpaid interest thereon and any other sum owed by the Lender (issuer of the Notes) under the Notes on two Business Days prior to February 15, 2012.

4.2
Mandatory Prepayment.    The Borrower shall from time to time prepay the Advances (together with any required premium, interest and any other amounts then due on the Notes) in amounts equal to the aggregate principal amount of any Notes (together with any required premium, interest and any other amounts then due on the Notes) which the Lender is required to repurchase, redeem or repay (whether at maturity, upon acceleration, at the option of the Lender or otherwise) pursuant to the terms of the Indenture. Any prepayment required to be made under this Clause 4.2 shall be made two Business Days prior to the date upon which the Lender is required (or, as the case may be, wishes) to make such repurchase, redemption or repayment and the Lender hereby undertakes to notify the Borrower of such repurchase, redemption or repayment as soon as reasonably practicable after the date upon which it becomes aware of such repurchase, redemption or repayment.

4.3
General.    The Borrower may not prepay or repay any or all of the Advances save as set forth in this Clause 4.

5      PAYMENTS.

  The Borrower shall make all payments hereunder in dollars for the Notes, free and clear of and without deductions for or on account of tax unless the Borrower is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Lender receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

6      EVENTS OF DEFAULT.

6.1
It shall be an Event of Default if the Holders of Notes (or the Trustee on their behalf) shall accelerate payment on the Notes in accordance with Section 6.02 of the Indenture.

6.2
Upon the occurrence of an Event of Default and at any time thereafter while such Event of Default is continuing, the Lender may by written notice to the Borrower declare the Advances outstanding for the time being to be due and payable whereupon the same shall become due and payable together with interest and any other sum then owed by the Borrower under this Agreement.

7      AMENDMENT, MODIFICATION OR WAIVER.

  (a)
  Any amendments, modifications or waivers to the terms and conditions of this Agreement may only be made prior to the maturity of the Notes to the extent permitted by the Indenture for the Notes such that no default would occur thereunder.

  (b)
  No amendment, waiver or modification to any provision of this Agreement shall be effective if such amendment, waiver or modification adversely affects the rights of the holders of any Designated Senior Indebtedness, unless the holders of such Designated Senior Indebtedness shall have consented to such amendment, waiver or modification in writing (in accordance with the provisions of the relevant agreement governing such Designated Senior Indebtedness); provided, that notwithstanding the foregoing, any amendment, waiver or modification to the provisions of this Agreement shall be effective without the written consent of any holders of Designated Senior Indebtedness so long as such amendment, waiver or modification does not adversely affect any holders of any Designated Senior Indebtedness.

  (c)
  Notwithstanding the foregoing clause (b), this Agreement may be amended solely to provide for the issuance of Additional Notes, and may be prepaid or reduced to facilitate or otherwise accommodate or reflect a redemption or repurchase of outstanding Notes in accordance with the terms of the Indenture.

8      EXERCISE OF RIGHTS.

  No failure to exercise or delay in exercising on the part of the Lender, any right, remedy or power hereunder shall operate as a waiver, nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any another right, remedy or power.

9      NOTICES.

  All notices and other communications hereunder shall take effect on receipt and be by letter or facsimile transmission. Such notices shall be sent to the relevant party at such address or facsimile number as it may notify to the other party from time to time in writing.

10    COUNTERPARTS.

  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall constitute an original, but all the counterparts shall constitute but one and the same instrument.

11    ASSIGNMENT.

  The Borrower agrees that the Lender may assign or transfer any of its rights and obligations under this Agreement to any Guarantor and, upon such an assignment, that such rights shall inure to the benefit of, and all obligations of the Lender under this Agreement shall apply to, such Guarantor.

12    SUBORDINATION.

  Borrower and Lender agree that all obligations of the Borrower in respect of the Advances shall be subordinated to Borrower's obligations in respect of Senior Indebtedness and Designated Senior Indebtedness to the same extent as the Guarantees are subordinated to Senior Indebtedness and Designated Senior Indebtedness as specified in the Indenture. The subordination of such obligations of the Borrower hereby and thereby is for the benefit of all holders of all such Senior Indebtedness and Designated Senior Indebtedness.

13    GOVERNING LAW.

  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.    The Borrower and Lender hereby submit to the non-exclusive jurisdiction of any federal or state court in the State of New York, borough of Manhattan in any action or proceeding arising out of or relating to this Agreement.

14    WAIVER OF JURY TRIAL.

  Each of Borrower and Lender hereby knowingly, voluntarily and intentionally waives any right to trial by jury in any action or proceeding which in any manner arises out of or in connection with or is in any way related to this agreement or any of the transactions contemplated herein.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

SIGNATORIES

THE LENDER BLUEWATER FINANCE LIMITED
By:	/s/ CORNELIS (KEES) VOORMOLEN Name: Cornelis (Kees) Voormolen Title: Attorney-in-fact
THE BORROWER BLUEWATER HOLDING B.V.
By:	/s/ CORNELIS (KEES) VOORMOLEN Name: Cornelis (Kees) Voormolen Title: Attorney-in-fact

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  Exhibit 10.25
TABLE OF CONTENTS
SIGNATORIES